EXHIBIT 10.3

                          SPECIALTY RETAIL GROUP, INC.
                               1720 Post Road East
                           Westport, Connecticut 06880


                                                                January 24, 1997

Mr. Steven E. Glass
1720 Post Road East
Westport, Connecticut 06880

Dear Steven:

            This will confirm our understanding as follows:

            Subject to 3 below, Specialty Retail Group, Inc. ("SRG") shall have the right to assume the Employment Agreement ("Agreement") between you and Building Blocks, Inc. (as same has been amended regarding your ceasing to be an officer).

            2. In the event your employment is terminated, (i) by Building Blocks, Inc. or SRG (if applicable) other than for cause as defined in the Agreement, (ii) by your withdrawal other than due to a failure of Building Blocks, Inc. or SRG (if applicable) to pay your salary when due, or (iii) as the result of your death or disability as defined in the Agreement, (each a "Rights Continuation Termination"), then SRG shall be liable under the guarantee or, if applicable, under the Agreement to continue to pay the salary due under the Agreement (or in the case of death or disability the amounts provided in the Agreement), except that the amounts payable will be reduced by any income (other than investment or other passive income) or compensation
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you earn elsewhere during the period the guarantee (or payment obligation) is in effect.

            3. In the event SRG assumes the Agreement, then on the later of (i) June 30, 1997 or (ii) such date as there is no bona fide need for your services in connection with Building Blocks, Inc. you shall have the right to terminate your employment with SRG on 15 days' notice, and such termination shall be deemed a Rights Continuation Termination.

            4. In the event that subsequent to the termination of your employment with SRG and its subsidiary, SRG requires your assistance in connection with future inquiries, claims, etc., arising out of events which occurred during the period in which you were employed by SRG or any of its affiliates, and as to which you have knowledge or information, you agree to make yourself available to SRG's management (subject to your availability in light of the requirements of your then current employment or business activities) on reasonable notice for reasonable periods of time to consult with respect thereto at a fee of $100 per hour. You shall not be required hereby to provide more than five hours in any given week during the first two months after termination of your employment, or more than 10 hours in any 90 day period for the 10 succeeding months. Thereafter you shall not have any obligation to provide any minimum number of hours pursuant hereto.

                                          Very truly yours,

ACCEPTED AND AGREED:                      SPECIALTY RETAIL GROUP, INC.


/s/ STEVEN E. GLASS                       By: /s/ KEVIN R. GREENE
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Steven E. Glass                              Kevin R. Greene, Chairman


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